Zion Oil & Gas

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Preliminary Prospectus

This is the primary information document about Zion and the initial public offering. It is being reviewed by the SEC to determine if it meets the disclosure requirements of the U.S. securities laws. We submitted our first draft on January 25, 2006 and received comments from the SEC about four weeks later. In response to those comments we submitted our first amended and restated prospectus on March 17, 2006. Based on the comments from the SEC we anticipate that we will be submitting at least one or two more amendments and should reach the stage where there are no further comments from the SEC by late April or early May. At that point we would go "effective" and print and distribute to potential investors a final prospectus containing a two-page subscription agreement that can be torn out and sent in with a check to our underwriter. Click here to find out how to download or request either the current preliminary prospectus or the final prospectus when we go effective.

Zion Free Writing Prospectuses

Company DVD
The 2006 Zion Company DVD is a 55-minute visual overview of both the company and its drilling projects. Newly updated and edited for 2006, the DVD tells the story of Zion from its inspired beginnings to its current operations and future plans. With interviews by many of Zion's key employees both in the United States and in Israel, extensive footage of the lands held under Zion's license, the drilling of the Ma'anit #1 well, and other key events, as well as clear concise narration and explanation, this DVD is an excellent introduction to the company.

Vision Book
Zion Founder John Brown began the company as a direct result of his love for Israel and its people as well as a spiritual inspiration to aid those people by bringing wealth and independence to their holy land through the discovery of oil in the Land of Israel. Mr. Brown was led to this inspiration and calling by a number of key passages in the Bible. The 9-page Zion Vision Book, first written by John Brown over twenty years ago, is a listing and explanation of the scriptures that compelled him to pursue this venture. The print edition was last updated and published in May 2005 as the Ma'anit #1 well was drilling. The web edition is recent and has a few corrections from the print edition.

Biblical Treasure Hunt
Zion General Counsel Philip Mandelker has researched the use of Biblical words and phrases relating to the search for "rock oil" as opposed to "olive oil" in Israel as well as other significant passages. This 31-page paper should be read and understood only as a guide to the possible interpretation of certain texts in an attempt to shed some light on the basis for the beliefs of many who have been and continue to be interested and active in exploration for petroleum in the Biblical Land of Israel.

Project Description
Following five years of exploration effort and the drilling of its first exploratory well, Zion prepared a geologic and engineering description of the status of its Joseph Project which has been filed with the Israeli Petroleum Commissioner. The 38-page Project Description with fourteen color illustrations describes the geologic assumptions upon which Zion's Ma'anit #1 exploratory well was drilled and shows how the geologic interpretation of the area has been altered by the results of drilling. It summarizes much of the exploration work conducted in the area by the government and other operators and provides Zion's interpretation of the basic geologic setting for exploring for oil and gas on the 219,000 acres of petroleum rights held by Zion; it also provides a list of seventeen technical references for further study.

Click here to Access a Free Writing Prospectus.

NOTICE: Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

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